Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Reports 60 Percent
Improvement in Net Income for First Quarter

•	Quarterly coal revenues of $424.4 million top last year despite 20% decline in shipments
•	Net income in first quarter increases to $41.0 million, or $0.58 per diluted share, from $25.5 million, or $0.39 per diluted share, for comparable period in 2008
•	EBITDA from continuing operations of $109.7 million represents $21.1 million improvement from last year’s first quarter
•	Per-ton margin reaches record $23.48, up 66% from the last three months of 2008
•	Per-ton costs decline by 13% sequentially from final quarter of 2008

ABINGDON, Va., May 6, 2009—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported higher coal revenues and net income in the first quarter of 2009 compared with last year, as a 25 percent improvement in the company’s average coal sales price overcame continued contraction in demand.

For the three months ended March 31, 2009, Alpha reported revenues from coal sales of $424.4 million compared with $422.4 million in the first quarter of 2008, despite a 1.3 million ton drop in sales volumes period over period. Net income for the first three months of 2009 was $41.0 million ($0.58 per diluted share), compared with net income of $25.5 million ($0.39 per diluted share) in the first quarter of 2008. Amounts for all periods have been adjusted for discontinued operations.

Alpha reported earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations of $109.7 million in the most recent quarter, a 24 percent increase from the prior year. The definition of EBITDA from continuing operations and a reconciliation to income from continuing operations, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

For the quarter just ended, Alpha achieved a record coal margin per ton of $23.48, 81 percent higher than the comparable period in 2008 and a 66 percent improvement, sequentially, from the fourth quarter of 2008. Improved pricing of this year’s thermal coal contracts was the main reason behind the record unit margin, while per-ton cash costs in the first quarter also showed a distinct downward trend from the end of 2008.

“In dealing with a sluggish demand environment, our primary focus has been on managing margins,” said Michael Quillen, chairman and CEO.  “We’ve demonstrated an ability to react nimbly and adjust asset utilization to lower demand levels. Since the end of 2008 we’ve made a series of calculated production adjustments to bring raw coal output and inventories in line with our sales commitments. In doing so we’ve gravitated towards our most efficient mines, which has yielded better productivity and lower unit production costs.

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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • www.alphanr.com

Alpha Natural Resources, Inc.
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“While we had an excellent quarter on several key financial and operating measures, the forward outlook remains challenging and our plan is to match our supply sources with known demand, preserve our leading liquidity position and manage costs vigilantly until we see actionable signs of economic recovery.”

Kevin Crutchfield, Alpha’s president, noted that the positive earnings performance and a 46 percent reduction in capital expenditures from the prior year further enhanced Alpha’s liquidity position by generating more than $25 million in free cash flow in the first quarter (net cash provided by operating activities of $43.8 million less capital expenditures of $18.1 million).

“With over a billion dollars of total liquidity—including about $700 million in cash—Alpha is well positioned to not only weather this downturn but also to opportunistically pursue strategically sound growth initiatives,” Crutchfield said.

Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q1 2009	Q1 2008	Q4 2008
Coal revenues	$424.4	$422.4	$501.3
Income from continuing operations, net of tax	$46.6	$28.0	$33.9
Net income	$41.0	$25.5	$5.6
Earnings per diluted share	$0.58	$0.39	$0.08
EBITDA from continuing operations	$109.7	$88.6	$93.6
Tons of coal produced and processed	5.2	5.7	5.2
Tons of coal sold	5.2	6.4	6.2
Coal margin per ton	$23.48	$13.00	$14.15

All amounts have been adjusted for discontinued operations and the fourth quarter 2008 amounts for Income from continuing operations, net of tax, Net income, Earnings per diluted share, and EBITDA from continuing operations have been adjusted for the  adoption of FSP APB 14-1 on January 1, 2009.

 A reconciliation of EBITDA from continuing operations to income from continuing operations is included in the notes accompanying the financial schedules.

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Financial Performance – First Quarter

•
Total revenues in the first quarter of 2009 were $486.7 million, compared with $493.1 million the prior year. Coal sales revenues rose by $2.0 million due to substantially higher year-over-year price realizations for both metallurgical and thermal coal, which offset a 20 percent drop in sales volumes. Other revenues rose $4.8 million, mostly because of higher revenues from the company’s export terminal and road construction operations. Freight and handling revenues for the quarter declined $13.1 million from last year on the heels of lower export shipments. These revenues are offset in their entirety by an equivalent cost and have no effect on the company’s profitability.

•
Total costs and expenses of $417.4 million in the first quarter included $303.0 million in cost of coal sales, down $35.6 million (11 percent) from last year primarily due to lower production volumes and decreasing mine supply costs.  Included in costs and expenses for the period just ended was a $0.2 million pretax unrealized gain related to changes in the value of certain derivative contracts, compared with a pretax gain of $14.3 million (equal to $0.17 per diluted share) in the first quarter of 2008.

•
Depreciation, depletion and amortization (DD&A) of $40.2 million was down $2.3 million from the first quarter of 2008 while selling, general and administrative (SG&A) expense was up $1.1 million, primarily due to wage and benefit increases. Pre-tax income from continuing operations of $60.2 million for the quarter just ended represented a $23.5 million improvement (64 percent) from last year.

•
Interest expense (net) in the most recent quarter was $9.2 million, substantially the same as the corresponding period last year. Included in the most recent quarter is $2.8 million in non-cash interest expense associated with the adoption of a new accounting standard related to convertible debt instruments. Alpha’s income tax expense on continuing operations totaled $13.6 million in the most recent quarter versus $8.8 million in the first quarter of 2008, with an effective tax rate in the quarter just ended of 22.6 percent compared with 23.9 percent the prior year.

•
Loss from discontinued operations for the first quarter of 2009 of $5.7 million was related entirely to closure of the Whitetail Kittanning mine announced by Alpha in December. The loss consists of revenues of $2.9 million, costs and expenses of $10.2 million and an income tax benefit of $1.6 million.  Loss from discontinued operations for the first quarter of 2008 totaled $2.5 million.

Production and Sales – First Quarter

•
Coal margin per ton, a key profitability measure for the company, surged to an all-time high of $23.48 in the quarter just ended. This was 81 percent better than the comparable period last year and well above the $14.15 reported in the last quarter. The company’s average realized price per ton for the quarter was $82.09, with thermal coal pricing up 34 percent and metallurgical pricing up 21 percent from the comparable period last year, primarily due to contracts that were settled last year.

•
Total coal sales volumes for the quarter of 5.2 million tons were 20 percent lower than last year as the company adjusted its operating plans in concert with recessionary business conditions, which have driven down coal use by steel mills, electric utilities and industrial manufacturers. With worldwide crude steel production off more than 22 percent in the first quarter versus last year and U.S. production down 53 percent, Alpha’s metallurgical coal shipments slipped in tandem—dropping 50 percent in the U.S. and 19 percent in the export markets from the first quarter of 2008. Thermal coal shipments declined 15 percent from last year.

•
Produced and processed tons (representing coal produced from company and contractor-operated mines and coal produced and processed at our preparation facilities prior to resale) were 5.2 million tons in the quarter just ended, compared with 5.7 million tons last year. The drop in production reflects production adjustments made in December, including a curtailment of contractor production and coal purchases at the processing plant level. Consistent with plans announced in Alpha’s last earnings call, outside coal purchases in the first quarter were cut back to approximately 400,000 tons, a reduction of 63 percent both sequentially and compared with last year.

•
Alpha’s average cost of coal sales per ton in the most recent quarter increased 11 percent from the comparable period in 2008, but declined 13 percent sequentially from the final quarter of 2008. Alpha mine costs were up year-over-year but down 6 percent sequentially, as deep mine productivity improved since the end of last year while supply and maintenance costs have been sharply reduced. Contract mine and purchase coal costs were up year-over-year; however, both declined sequentially from the preceding quarter.

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Quarterly Production and Sales Data
(in thousands, except per-ton amounts)
	Q1 2009	Q1 2008	% Change	Q4 2008	% Change
Production
Produced/ processed	5,223	5,656	(8%)	5,230	(0%)
Purchased	393	1,066	(63%)	1,074	(63%)
Total	5,616	6,722	(16%)	6,304	(11%)

Tons sold
Steam	3,146	3,706	(15%)	3,758	(16%)
Metallurgical	2,024	2,736	(26%)	2,414	(16%)
Total	5,170	6,442	(20%)	6,172	(16%)

Coal sales revenue/ton
Steam	$67.70	$50.39	34%	$50.78	33%
Metallurgical	$104.47	$86.12	21%	$128.59	(19%)
Total	$82.09	$65.57	25%	$81.22	1%

Cost of coal sales/ton¹
Alpha mines	$55.12	$49.93	10%	$58.45	(6%)
Contract mines²	$73.86	$57.71	28%	$78.82	(6%)
Total produced and processed	$57.08	$50.89	12%	$61.58	(7%)
Purchased	$81.39	$61.30	33%	$91.08	(11%)
Total	$58.61	$52.57	11%	$67.07	(13%)

Coal margin per ton³	$23.48	$13.00	81%	$14.15	66%

1.Excludes changes in fair value of derivative coal contracts, freight & handling costs, cost of other revenues, DD&A and SG&A
2.Includes coal purchased from third parties and processed at our plants prior to resale
3.Coal sales revenue per ton less cost of coal sales per ton
Amounts in all periods adjusted for discontinued operations.

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Liquidity and Capital Resources

Cash provided by operations, including discontinued operations, totaled $43.8 million in the first three months of 2009 compared with $41.8 million in the first quarter of 2008.

Capital expenditures of $18.1 million for the quarter were down substantially from $33.8 million last year as Alpha pared back planned equipment purchases while redeploying surface and underground mining equipment.

At March 31, 2009, Alpha had available liquidity of $1,054.6 million, including cash and cash equivalents of $692.7 million and $361.9 million available under the company’s credit facility, subject to limitations described in the facility. Our total long-term debt, excluding discount, was $520.8 million at March 31, 2009, a decrease of $0.1 million from the year ended December 31, 2008.  In addition to amounts included in long-term debt, excluding discount, at March 31, 2009, Alpha also had a note payable of $12.9 million related to insurance premium financing, which decreased $5.4 million from the year ended December 31, 2008 balance.

Recent Developments

•
Overall safety performance for the first three months of 2009 improved over the prior year as Alpha operations continued to outperform both the regional and national industry averages. The company’s rate for lost-time accidents in the first quarter was 3 percent lower than the average for 2008.

•
On April 3, Standard & Poor’s Ratings Services upgraded its corporate credit ratings on Alpha to ‘BB-’ from ‘B+’ and raised its rating on the company’s senior secured credit facility to ‘BB+’. Standard & Poor’s commented that their ratings “reflect the company’s high-margin metallurgical coal reserves, limited postretirement obligations, and strong liquidity position.”

•
In the first quarter Alpha completed an accounts receivable securitization program, authorized for up to $85 million of funding.  Alpha intends to use the facility both for obtaining standby letters of credit and working capital draws.  Previously, letters of credit were issued under Alpha’s revolving credit facility, which reduced the company’s borrowing capacity under that facility.

Outlook

Most key drivers of coal demand remain mired in a slump of historic proportions. U.S. electricity output was off 3.3 percent through mid-April with coal consumption in the sector running an estimated 18 million tons lower than last year. Utility coal stockpiles, meanwhile, are running nearly a third higher than the average for the last 10 years.

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In the steel sector, several major producers have extended shutdowns of their blast furnaces, which will continue to crimp demand for raw materials along the supply chain including coking coal. As of late April, raw steel production in the U.S. was down nearly 53 percent from last year, with weak demand from automakers and durable goods manufacturers continuing to fuel the trend. On the positive side, U.S. steel service centers continued to pare inventories in March, which portends well for steel orders once demand levels rebound.

Given a continued flow of mostly negative macro economic forecasts, Alpha believes the volume trend for the balance of 2009 is more likely to be down than up. Alpha now projects sales volumes for 2009 of approximately 22 million tons, consisting of approximately 18.5 million tons of company mine production, 1.3 million tons of third-party contractor production, 450,000 tons of coal purchases at the plant level and 1.8 million tons of purchased brokerage coal. Actual sales volumes could vary significantly from these projections, depending on how business conditions continue to evolve the rest of this year.

As of early March 2009, Alpha had committed and priced sales of 4.8 million tons of metallurgical coal for 2009, at approximately $114 per ton at the mine. Both figures were up slightly from January levels due mostly to business that was contracted and shipped in the quarter just ended. Alpha had 3.2 million tons of metallurgical coal committed but unpriced as of early March, and less than one million tons uncommitted for 2009. Also as of early March, Alpha had committed and priced sales of 12.6 million tons of thermal coal for this year, at a price of approximately $70 per short ton, with less than one million tons uncommitted for this year. These figures include brokerage coal that is opportunistically purchased, blended and/or resold with company produced tons.

Alpha is in the midst of discussions with international steel producers on contracting its remaining metallurgical business for the remainder of 2009. At this time the picture for international settlements remains unclear; as such, Alpha is not able to predict the final terms and conditions of these settlements.

Alpha has achieved an estimated $7 million in annualized costs savings through negotiated concessions by suppliers and began to realize some of those savings in the first quarter. Alpha is pursuing and expects to realize further supply cost cuts this year, which should help protect margins.

First Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. on May 6, 2009, to discuss the company’s first quarter results and the business outlook. The call will be accessible through the Investor Relations section of Alpha’s web site (http://alnr.client.shareholder.com/medialist.cfm) and will be archived on the site for a period of two weeks. Also, a podcast of the call will be available for downloading on the company’s web site following the call.

A telephone replay of the call will be available through May 20, 2009, by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 95390153.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of the company's reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

ANRG

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Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	ongoing instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;
•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	changes in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our credit facility and the indenture governing our convertible notes;
•	certain terms of our convertible notes, including any conversions, that may adversely impact our liquidity; and
•	weather conditions or catastrophic weather-related damage.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

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NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of EBITDA from Continuing Operations
EBITDA from continuing operations is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, and depreciation, depletion and amortization, less interest income. Management presents EBITDA from continuing operations as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations is not calculated identically by all companies. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, is provided in the accompanying tables.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Coal revenues	$424,416	$422,409
Freight and handling revenues	46,054	59,172
Other revenues	16,265	11,475
Total revenues	486,735	493,056
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	303,025	338,660
Increase in fair value of derivative instruments, net	(238)	(16,684)
Freight and handling costs	46,054	59,172
Cost of other revenues	11,863	8,137
Depreciation, depletion and amortization	40,205	42,545
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	16,466	15,324
Total costs and expenses	417,375	447,154

Income from operations	69,360	45,902
Other income (expense):
Interest expense	(9,853)	(9,979)
Interest income	625	750
Miscellaneous income, net	116	125
Total other income (expense), net	(9,112)	(9,104)
Income from continuing operations before income taxes	60,248	36,798
Income tax expense	(13,627)	(8,808)
Income from continuing operations	46,621	27,990

Discontinued operations
Loss from discontinued operations before income taxes	(7,251)	(3,300)
Income tax benefit	1,594	840
Loss from discontinued operations	(5,657)	(2,460)
Net income	$40,964	$25,530

Basic earnings per share:
Income from continuing operations	$0.67	$0.43
Loss from discontinued operations	(0.08)	(0.04)
Net income	$0.59	$0.39

Diluted earnings per share:
Income from continuing operations	$0.66	$0.43
Loss from discontinued operations	(0.08)	(0.04)
Net income	$0.58	$0.39

Weighted average shares-basic	69,884,930	65,091,470
Weighted average shares-diluted	70,696,455	65,883,356

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$692,686	$676,190
Trade accounts receivable, net	162,208	163,674
Notes and other receivables	13,766	15,074
Deferred income taxes	3,105	-
Inventories	105,371	86,594
Prepaid expenses and other current assets	52,727	50,251
Total current assets	1,029,863	991,783
Property, plant, and equipment, net	528,852	550,098
Goodwill	20,547	20,547
Other intangibles, net	3,290	3,835
Deferred income taxes	76,630	83,689
Other assets	55,992	59,886
Total assets	$1,715,174	$1,709,838

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$178	$232
Note payable	12,872	18,288
Trade accounts payable	90,859	102,975
Accrued expenses and other current liabilities	115,960	140,459
Total current liabilities	219,869	261,954
Long-term debt	435,421	432,795
Workers’ compensation benefit obligations	9,819	9,604
Postretirement medical benefit obligations	61,671	60,211
Asset retirement obligation	92,023	90,565
Deferred gains on sale of property interests	2,250	2,421
Other liabilities	55,874	56,596
Total liabilities	876,927	914,146

Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	-	-
Common stock - par value $0.01, 100,000,000 shares
authorized, 71,455,668 issued and 71,348,929 outstanding
at March 31, 2009 and 70,513,880 shares issued and
outstanding at December 31, 2008	715	705
Additional paid-in capital	487,372	484,261
Accumulated other comprehensive loss	(29,615)	(30,107)
Treasury stock, at cost: 106,739 and 0 shares at March 31, 2009
and December 31, 2008, respectively	(2,022)	-
Retained earnings	381,797	340,833
Total stockholders' equity	838,247	795,692
Total liabilities and stockholders' equity	$1,715,174	$1,709,838

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2009	2008

Operating activities:
Net income	$40,964	$25,530
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation, depletion and amortization	40,734	44,260
Amortization of debt issuance costs	647	600
Accretion of asset retirement obligation	2,059	1,852
Accretion of debt discount	2,626	-
Share-based compensation	3,225	2,989
Amortization of deferred gains on sales
of property interests	(171)	(213)
Gain on sale of fixed assets and investments	(261)	(672)
Change in fair value of derivative instruments	(238)	(16,684)
Deferred income tax expense	3,791	3,681
Other	542	(469)
Changes in operating assets and liabilities	(50,168)	(19,121)
Net cash provided by
operating activities	$43,750	$41,753

Investing activities:
Capital expenditures	$(18,136)	$(33,797)
Proceeds from disposition of property, plant,
and equipment	159	786
Investment in and advances to investee	(35)	(29)
Proceeds from sale of investment in coal terminal	-	1,500
Purchase of acquired companies	(1,750)	-
Other	-	(5)
Net cash used in investing activities	$(19,762)	$(31,545)

Financing activities:
Repayments of note payable	$(5,416)	$(6,210)
Repayments on long-term debt	(54)	(158)
Debt issuance costs	-	(1,317)
Decrease in bank overdraft	-	(150)
Tax benefit from share-based compensation	-	734
Common stock repurchases	(2,022)	-
Proceeds from exercise of stock options	-	1,688
Net cash used in
financing activities	$(7,492)	$(5,413)
Net increase in cash
and cash equivalents	$16,496	$4,795
Cash and cash equivalents at beginning of period	676,190	54,365
Cash and cash equivalents at end of period	$692,686	$59,160

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     The following table reconciles EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP measure:

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)

Income from continuing operations	$46,621	$27,990
Interest expense	9,853	9,979
Interest income	(625)	(750)
Income tax expense	13,627	8,808
Depreciation, depletion and amortization	40,205	42,545
EBITDA from continuing operations	$109,681	$88,572